090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20110345121-10
Ross Miller Secretary of State State of Nevada	Filing Date and Time 05/09/2011 8:11 AM
	Entity Number C21828-2004

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

UNIVERSAL BIOENERGY INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Article FOURTH A. The total number of shares of "Common Stock" the Corporation is authorized to issue is One Billion (1,000,000,000) shares with a par value of $0.001 per share. B. The Board of Directors are granted full authority to increase or otherwise change the authorized shares of Common Stock and Preferred Stock, without any shareholder action or approval. The Board of Directors is granted full authority to issue and divide such shares, into one or more classes, or series. Article FIFTH. Each Director shall be elected to serve for a inimum period of one (1) year, and up to three (3) years. Add Article THIRTEENTH. The Board of Directors are granted the full right and authority to change the name of the Corporation without out any shareholder action or approval. Refer to "Exhibit A", attached for more details.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ Vince M. Guest - Signature on file with SOS

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 3-6-09

“EXHIBIT A”
Amendment To Articles of Incorporation
Universal Bioenergy Inc.

By written consent of the  holders of a majority of the voting shares of Universal Bioenergy, Inc., pursuant to Sections 78.385, and 78.390, of the  Nevada Revised Statutes, the following amendment to the Articles Of Incorporation of Universal Bioenergy were duly adopted   as set forth below:

Article FOURTH. Article Fourth of the Articles Of Incorporation shall be amended to add the following paragraphs as set forth below:

A. The total number of shares of "Common Stock" that the Corporation is authorized to issue is    One Billion (1,000,000,000) shares with a par value of $0.001 per share. The Board of Directors shall have the full right and authority  to issue and divide such shares, at any time, and from time to time, into one or more classes, or series or both, as the Board may delegate, and to determine for any such class, or series, its voting rights, delegations, preferences and privileges, including without limitation, conversion rights.

B. The Board of Directors of the Corporation are granted the full right and authority to  increase or otherwise change the authorized shares of Common Stock and Preferred Stock, without any shareholder action or approval. The Board of Directors shall have the full right and authority  to issue and divide such shares, at any time, and from time to time, into one or more classes, or series or both, as the Board may delegate, and to determine for any such class, or series, its voting rights, delegations, preferences and privileges, including without limitation, conversion rights.

Article FIFTH. Article Fifth of the Articles Of Incorporation shall be amended to add the following paragraph:

Each Director shall be elected to serve for a minimum period of  one (1) year, and up to three (3) years, or shall serve until his successor is elected and qualifies.  Directors need not be stockholders. All newly appointed Directors must serve as Directors for a minimum period of one (1) year before they can be elected to serve for a full three (3) year term, providing there has been no intervening absence by them from the Board, during or after their initial term.

The Articles Of Incorporation shall be amended to add the  new article as set forth below:

Article THIRTEENTH.  The Board of Directors are granted the full right and authority to  change the name of the Corporation without out any shareholder action or approval.